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                                                                    Exhibit 23.2

                         Independent Auditors' Consent


The consolidated financial statements give effect to the completion of a 2-for-1 stock split described in Note 7 which will take place prior to the effective date of the offering. The following consent is in the form which will be provided by Deloitte & Touche GmbH upon completion of the stock split and assuming that no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

"To the Board of Directors and Shareholders of IPG Laser GmbH:

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-51560 of IPG Photonics Corporation of our report dated December 6, 2000, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Duesseldorf, Germany,
       ,2001"

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/s/ Deloitte & Touche GmbH


Duesseldorf, Germany
February 2, 2001